VACU-DRY COMPANY

                      COMMISSION FILE NUMBER 01912



                    For the year ended June 30, 1996


 Exhibit 10. (e) March 14, 1996 Gary L. Hess Employment Agreement



 The Company entered into an employment agreement with Mr. Hess dated March 14, 1996, pursuant to which Mr. Hess is employed by the Company as its President and Executive Officer. Under the agreement, Mr. Hess is entitled to an annual base salary of $150,000, subject to annual review, an incentive bonus during the first year of $75,000, one-half of which is at the discretion of the Compensation Committee of the Board of Directors and one-half of which is based on the Company achieving pre-tax return equal to at least a 12% return on adjusted shareholders equity and other requirements as may be agreed. Mr. Hess was granted an option to purchase 89,474 shares of the Company's common stock at $5.00 per share, the fair market value of a share of the Company's common stock on May 1, 1996. The options were granted pursuant to the Company's 1996 Stock Option Plan which the Shareholders are being asked to approve at the Annual Meeting of Shareholders. Under the agreement Mr. Hess serves at will provided that in the event of termination of his employment by the Company prior to April 30, 2000 for any reason other than cause, he is entitled to twelve months continued salary at a rate of $150,000 per year. In addition, Mr. Hess is entitled to the reimbursement of relocation expenses, temporary living expense, an automobile allowance and certain other fringe benefits.